UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Bionano Genomics, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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BIONANO GENOMICS, INC.
9540 Towne Centre Drive, Suite 100
San Diego, CA 92121

SUPPLEMENT TO PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

On September 3, 2020, Bionano Genomics, Inc. (the “Company”) issued a press release, which included as an attachment a letter to the Company's stockholders of record as of July 27, 2020 (the “Record Date Stockholders”). Each of the press release and the letter relate to Proposal 1 as described in the Definitive Proxy Statement (the “Proxy Statement”) for the Company’s Special Meeting of Stockholders (the “Special Meeting”), which was held on August 31, 2020 at 10:00 a.m. Pacific Time. As announced during the Special Meeting, the Special Meeting was adjourned with respect to Proposal 1 and will reconvene at 10:00 a.m. Pacific Time on September 29, 2020. A copy of the Proxy Statement was filed with the Securities and Exchange Commission on August 3, 2020. The Company commenced mailing the letter to the Record Date Stockholders on September 3, 2020. A copy of the press release, with the included letter, is set forth below.

THIS SUPPLEMENT, INCLUDING THE COPIES OF THE PRESS RELEASE AND LETTER INCLUDED BELOW, SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Independent Proxy Advisory Firm ISS Recommends Bionano Stockholders Vote “FOR” Authorized Shares Increase Proposal
Bionano Urges Stockholders to Vote “For” Authorized Shares Increase Proposal

SAN DIEGO, September 3, 2020 – Bionano Genomics, Inc. (Nasdaq: BNGO) announced today that Institutional Shareholder Services (ISS), a leading independent proxy advisory firm, has recommended that Bionano’s stockholders vote “For” the company’s proposal to increase the number of its authorized shares.

Erik Holmlin, PhD, CEO of Bionano commented, “We are pleased to see that ISS has recommended that our stockholders vote ‘For’ the authorized shares increase proposal. We continue to believe this proposal is critically important. We ask that our stockholders consider the ISS recommendation and vote ‘For’ the proposal. To our stockholders who previously voted ‘Against’ or ‘Abstain’ with respect to this proposal, we urge you to change your vote to ‘For’ the proposal.”

On September 3, 2020, Bionano commenced mailing an open letter to stockholders in support of its proposal to increase authorized shares, a copy of which is included at the end of this press release.

Details of the Special Meeting of Stockholders

Bionano’s Special Meeting of Stockholders was initially convened on August 31, 2020 and will reconvene at 10:00 a.m. Pacific Time on September 29, 2020. Bionano’s stockholders of record as of July 27, 2020, can attend the reconvened Special Meeting by visiting www.virtualshareholdermeeting.com/BNGO2020, where they will be able to listen to the meeting live, submit questions and vote online. Voting polls will remain open until 11:59 p.m. Eastern Time on September 28, 2020. During this time, stockholders may vote their shares or change a previously cast vote. Stockholders who have already voted do not need to vote again.

Bionano has retained a proxy solicitor to assist in the solicitation of proxies and provide related advice and informational support. If you would like to discuss the proposal or have any questions regarding how to vote, you may contact Christopher Rice of Morrow Sodali LLC by phone at (203) 561 - 6945 or by email at c.rice@morrowsodali.com.

About Bionano Genomics
Bionano is a genome analysis company providing tools and services based on its Saphyr system to scientists and clinicians conducting genetic research and patient testing, and providing diagnostic testing for those with autism spectrum disorder (ASD) and other neurodevelopmental disabilities through its Lineagen business. Bionano’s Saphyr system is a platform for ultra-sensitive and ultra-specific structural variation detection that enables researchers and clinicians to accelerate the search for new diagnostics and therapeutic targets and to streamline the study of changes in chromosomes, which is known as cytogenetics. The Saphyr system is comprised of an instrument, chip consumables, reagents and a suite of data analysis tools, and genome analysis services to provide access to data generated by the Saphyr system for researchers who prefer not to adopt the Saphyr system in their labs. Lineagen has been providing genetic testing services to families and their healthcare providers for over nine years and has performed over 65,000 tests for those with neurodevelopmental concerns. For more information, visit www.bionanogenomics.com or www.lineagen.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) convey uncertainty of future events or outcomes and are intended to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the need for an increase in authorized shares of common stock and the potential negative impacts to the company if the corresponding proposal is not approved. Each of these forward-looking statements involves risks and uncertainties. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks and uncertainties associated with: the impact of the COVID-19 pandemic on our business and the global economy; general market conditions; changes in the competitive landscape and the introduction of competitive products; changes in our strategic and commercial plans; our ability to obtain sufficient financing to fund our strategic plans and commercialization efforts; the loss of key members of management and our commercial team; and the risks and uncertainties associated with our business and financial condition in general, including the risks and uncertainties described in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2019 and in other filings subsequently made by us with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

Letter to Stockholders

Bionano Genomics Recommends that All Stockholders
Vote “FOR” the Increase in Authorized Shares
Dear Fellow Stockholders:

The purpose of this letter is to urge stockholders who have not yet voted on the proxy proposal to increase the number of Bionano’s authorized shares to please vote “FOR” the proposal immediately.  Your vote is critically important to the future of Bionano.  If you previously voted “AGAINST” the proposal or to “ABSTAIN,” we urge you to change your vote to “FOR” the proposal.  The adjournment of our special meeting to September 29th, 2020 provides additional time for us to secure the votes needed to pass this proposal.

The required threshold for this proposal is a majority of shares outstanding as of the record date.  As of August 31, 2020, votes representing approximately 62.7% of the shares outstanding as of the record date had been cast, with 75.6% of the shares actually voted supporting the proposal.  However, this represented only 47.5% of total shares outstanding as of the record date, and we needed approximately 3.4 million additional “FOR” votes to meet the majority of total shares outstanding threshold.

We currently have only approximately 11.2 million authorized shares available for issuance following the adoption of our inducement plan, adopted primarily to enable us to recruit new employees. We believe this number is insufficient, in particular to meet our needs for future financings and strategic transactions. Without the authorized shares increase, we will be unable to meaningfully utilize our at-the-market sales facility or capitalize on future opportunities to raise additional equity financing. While we continue to believe our current cash and cash equivalents are sufficient to fund our operations into the first quarter of 2021, we believe pursuing the authorized shares increase now represents a prudent and appropriate strategic practice utilized by many companies in our industry.  We note that Institutional Shareholder Services today issued a recommendation “For” the proposal.

The Company has retained a proxy solicitor to assist in the solicitation of proxies and provide related advice and informational support.  If you would like to discuss the proposal or have any questions regarding how to vote, you may contact Christopher Rice of Morrow Sodali LLC by phone at (203) 561 - 6945 or by email at c.rice@morrowsodali.com.

Thank you for your support of Bionano Genomics.

Sincerely,
Erik Holmlin, PhD
President and CEO

CONTACTS
Company Contact:
Erik Holmlin, CEO
Bionano Genomics, Inc.
+1 (858) 888-7610
eholmlin@bionanogenomics.com

Investor Relations Contact:
Ashley R. Robinson
LifeSci Advisors, LLC
+1 (617) 430-7577
arr@lifesciadvisors.com

Media Contact:
Darren Opland, PhD
+1 (617) 733-7668
darren@lifescicomms.com